Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Pembina Pipeline Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

In US Dollars

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Unallocated (Universal) Shelf	—	(1)(3)	$3,677,500,000 (1)(2)(3)	F-10	333-261207	November 29, 2021

(1)

There are being registered hereunder such indeterminate number of common shares, preferred shares, debt securities, warrants, subscription receipts and units (collectively, the “Securities”) of Pembina Pipeline Corporation (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance. The Securities shall have an aggregate initial offering price not to exceed US$3,677,500,000 (converted from C$5,000,000,000 at an exchange rate of C$1.00=US$0.7355, which was the daily exchange rate as reported by the Bank of Canada on December 7, 2023, a date within 5 business days of filing this registration statement).

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The prospectus contained herein relates to an aggregate of US$3,677,500,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$3,677,500,000 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10, as amended (File No. 333-261207), which became effective on November 29, 2021 (the “Prior Registration Statement”). No separate registration fee is payable with respect to such securities, as such securities were previously registered on the Prior Registration Statement.